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                                                                     EXHIBIT 5.1

                    [WRIGHT, LINDSEY & JENNINGS LETTERHEAD]





                                 May 12, 1995



Hudson Foods, Inc.
1225 Hudson Road
Rogers, Arkansas  72756

Gentlemen:

     In our opinion, the 157,500 shares of Class A common stock previously issued to and registered in the name of Evelyn Rife, which shares are being registered under the Company's S-3 Registration Statement initially filed on May 12, 1995, constitute legally issued, fully paid, and non-assessable shares of Hudson Foods, Inc.

     We consent to the inclusion of this opinion in the Registration Statement and the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                                Very truly yours,

                                                WRIGHT, LINDSEY & JENNINGS
                                                /s/ Wright, Lindsey & Jennings